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                                                                   March 3, 1994

The Board of Directors
CRIIMI MAE Inc.
The CRI Building
11200 Rockville Pike
Rockville, Maryland

  RE: REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 33-50679)

Gentlemen:

  We have acted as counsel to CRIIMI MAE Inc., a Maryland corporation (the "Company"), with respect to the Company's Registration Statement on Form S-3, Registration No. 33-50679 (the "Registration Statement"), filed with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of 6,900,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

  As counsel to the Company, we have examined the Company's Articles of Incorporation and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion letter.

  When issued and sold in accordance with the terms of the Underwriting Agreement among the Company and the Underwriters (as defined in the Registration Statement), the Shares will be legally issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                          Very truly yours,



                                          Arent Fox Kintner Plotkin & Kahn